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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:
/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            WAXMAN INDUSTRIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            WAXMAN INDUSTRIES, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4) Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:
     (2) Form, schedule or registration statement no.:
     (3) Filing party:
     (4) Date filed:

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
                                    WAXMAN
                            INDUSTRIES INC. [LOGO]


                               24460 Aurora Road
                          Bedford Heights, Ohio 44146
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 27, 1995
                               ------------------

To Our Stockholders:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Waxman Industries, Inc. (the "Company") will be held at the offices of the Company, 24460 Aurora Road, Bedford Heights, Ohio on November 27, 1995 at 11:00 a.m. Cleveland time to consider and act on the following matters:

          1. The election of six directors of the Company to serve until the 1996 Annual Meeting of Stockholders and until their successors are elected and qualified;

          2. To vote upon a stockholder proposal that is opposed by the Board of Directors;

          3. The ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company; and

          4. Such other business as may properly come before the Annual Meeting and any adjournment thereof.

     The foregoing matters are described in more detail in the Proxy Statement which follows.

     The Board of Directors has fixed the close of business on October 23, 1995 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of shares of Common Stock of the Company at the close of business on such date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, as amended by an amendment on Form 10-K/A, is enclosed herewith.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN STAMPED ENVELOPE PROVIDED. PROXIES ARE REVOCABLE BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY AT ANY TIME PRIOR TO THEIR BEING VOTED OR BY APPEARANCE AT THE ANNUAL MEETING TO VOTE IN PERSON. YOUR PROMPT RETURN OF THE PROXY WILL BE OF GREAT ASSISTANCE IN PREPARING FOR THE ANNUAL MEETING AND IS THEREFORE STRONGLY REQUESTED.

                                            By Order of the Board of Directors

                                            /s/ Kenneth Robins
                                            KENNETH ROBINS, Secretary

October 30, 1995

                                    WAXMAN
                            INDUSTRIES INC. [LOGO]

                                PROXY STATEMENT

                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                               NOVEMBER 27, 1995

                               ------------------

                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders of Waxman Industries, Inc. (the "Company") in connection with the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 11:00 a.m., Cleveland time, on Monday, November 27, 1995, at the offices of the Company. The enclosed proxy is solicited on behalf of the Board of Directors of the Company and is subject to revocation at any time prior to the voting of the proxy as provided below. Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted (i) for the election of the six nominees for directors, (ii) against the stockholder proposal that is opposed by the Board of Directors; and (iii) for the ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company. The approximate date on which this Proxy Statement and the enclosed proxy card are first being sent to stockholders is October 31, 1995.

     Stockholders of record at the close of business on October 23, 1995 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On that date, there were outstanding 9,522,083 shares of common stock, $.01 par value, of the Company ("Common Stock"), and 2,215,079 shares of Class B common stock, $.01 par value, of the Company ("Class B Common Stock"). Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting, and each share of Class B Common Stock is entitled to ten votes on all matters to come before the Annual Meeting. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Action on the other matters scheduled to come before the Annual Meeting will be authorized by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on such matters. For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals, will only be counted for purposes of determining whether a quorum is present at the Annual Meeting and therefore will have no effect on the vote. The Company currently has no class of voting securities outstanding other than Common Stock and Class B Common Stock.

     Shares cannot be voted at the Annual Meeting unless the holder thereof is present or represented by proxy. When proxies in the accompanying form are returned, properly executed, the shares represented thereby will be voted as specified thereon. Any stockholder giving a proxy has the right to revoke it at any time prior to its exercise, either in writing, delivered to the Secretary of the Company at its executive offices, or in person at the Annual Meeting.

                             COMMON STOCK OWNERSHIP

CAPITAL STOCK

     The following table sets forth, as of September 30, 1995 (except as noted in footnote 4 below), the number of shares of Common Stock beneficially owned by each director, by the directors and executive officers of the Company as a group and by each holder of at least five percent of Common Stock known to the Company, and the respective percentage ownership of the outstanding Common Stock and Class B Common Stock and voting power held by each such holder and group. The mailing address for Messrs. Melvin and Armond Waxman is the executive office of the Company.

                                      NUMBER OF SHARES               PERCENTAGE
                                     BENEFICIALLY OWNED               OWNERSHIP
                                  -------------------------     ---------------------      PERCENTAGE
                                                  CLASS B                    CLASS B      OF AGGREGATE
           NAME OF                  COMMON         COMMON        COMMON       COMMON         VOTING
       BENEFICIAL OWNER             STOCK          STOCK         STOCK        STOCK          POWER
------------------------------    ----------     ----------     --------     --------     ------------
Melvin Waxman(1)..............       831,282      1,011,932        9.4%        45.7%          34.7%
Armond Waxman(2)..............       765,107        826,082        8.8         37.3           28.7
William Pray..................        25,000             --          *            *              *
Samuel J. Krasney(3)..........         6,750          6,750          *            *              *
Judy Robins...................        66,750         78,750          *          3.6            2.7
Directors and officers as a
  group (9 individuals).......     1,749,664      1,978,766       20.2         89.3           68.2
Weiss, Peck & Greer(4)........     1,301,400             --       13.7           --            4.1
  One New York Plaza
  New York, NY 10004

---------------

  * less than 1%

(1) Includes 100 shares of Common Stock owned by a member of Mr. Melvin Waxman's immediate family, as to which shares Mr. Waxman disclaims beneficial interest.

(2) Includes 55,825 shares of Common Stock and 55,800 shares of the Class B Common Stock owned by members of Mr. Armond Waxman's immediate family, as to which shares Mr. Waxman disclaims beneficial interest.

(3) Includes 4,500 shares of Common Stock and 4,500 shares of the Class B Common Stock owned by Mr. Krasney's wife, as to which shares Mr. Krasney disclaims beneficial interest.

(4) The information set forth in the table with respect to Weiss, Peck & Greer was obtained from Amendment No. 2 to a Statement on Schedule 13G, dated February 8, 1995, filed with the Securities and Exchange Commission. Such statement reflects Weiss, Peck & Greer's beneficial ownership as of December 31, 1994.

     The Company is required to identify any director or officer who failed to timely file with the Securities and Exchange Commission a required report relating to ownership and changes in ownership of the Company's equity securities. Based on material provided to the Company, it believes that during the fiscal year ended June 30, 1995, all such filing requirements were complied with.

                                       I.

                             ELECTION OF DIRECTORS

     The authorized number of directors of the Company previously had been fixed at five, but was increased by the Board of Directors to six upon the election of William R. Pray in June 1995.

Management recommends that six directors be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified.

     Unless otherwise directed, all proxies (unless revoked or suspended) will be voted for the election of the six nominees for director set forth below. If, for any reason, any nominee is unable to accept such nomination or to serve as a director, an event not currently anticipated, the persons named as proxies reserve the right to exercise their discretionary authority to substitute such other person or persons, as the case may be, as a management nominee, or to reduce the number of management nominees to such extent as they shall deem advisable. The Company is not aware of any reason why any nominee should become unavailable for election, or if elected, should be unable to serve as a director. Set forth below is certain information with respect to the nominees. All of the nominees are currently directors of the Company. Armond and Melvin Waxman are brothers and Judy Robins is their sister.

        NAME, AGE AND OTHER
    POSITIONS WITH THE COMPANY                          BUSINESS EXPERIENCE
-----------------------------------   --------------------------------------------------------
Melvin Waxman, 61                     Mr. Melvin Waxman was elected Co-Chairman of the Board
  Co-Chairman of the Board and        and Co-Chief Executive Officer of the Company in June
  Co-Chief Executive Officer          1995. Mr. Waxman has been a Chief Executive Officer of
                                      the Company for over 20 years and has been a director of
                                      the Company since 1962. Mr. Waxman was Chairman of the
                                      Board of the Company since August 1976.
Armond Waxman, 56                     Mr. Armond Waxman was elected Co-Chairman of the Board
  Co-Chairman of the Board,           and Co-Chief Executive Officer and Treasurer of the
  Co-Chief Executive Officer          Company in June 1995. Mr. Waxman has been the President
                                      and Treasurer of the Company since August 1976. Mr.
                                      Waxman has been a director of the Company since 1962 and
                                      was Chief Operating Officer of the Company from August
                                      1976 to May 1988.
William R. Pray, 48                   Mr. Pray was elected President and Chief Operating
  President and Chief                 Officer of the Company in June 1995. Mr. Pray has been
  Operating Officer                   the president of Barnett since 1987.
Samuel J. Krasney, 70                 Mr. Krasney has been a director of the Company since
                                      1977. In September 1993, Mr. Krasney retired from his
                                      position of Chairman of the Board, President and Chief
                                      Executive Officer of Banner Aerospace, Inc., a
                                      distributor of parts in the aviation aftermarket, a
                                      position he had held since June 1990. In September 1993,
                                      Mr. Krasney also retired from The Fairchild Corporation
                                      (formerly Banner Industries, Inc.) where he had been
                                      Vice Chairman of the Board since 1985. Fairchild is a
                                      manufacturer and distributor of fasteners to the
                                      aerospace industry and industrial products for the
                                      plastic injection molding industry and other industrial
                                      markets and is a furnisher of telecommunication services
                                      to office buildings. Mr. Krasney is presently a director
                                      of Banner Aerospace and Fairchild and also a director of
                                      FabriCenters of America, Inc.

        NAME, AGE AND OTHER
    POSITIONS WITH THE COMPANY                          BUSINESS EXPERIENCE
-----------------------------------   --------------------------------------------------------
Irving Z. Friedman, 62                Mr. Friedman has been a director of the Company since
                                      1989. Mr. Friedman has been a certified public
                                      accountant with the firm of Krasney Polk Friedman &
                                      Fishman for more than the past five years. Mr. Friedman
                                      is the brother-in-law of Samuel Krasney.
Judy Robins, 46                       Mrs. Robins has been a director of the Company since
                                      1980. Mrs. Robins has owned and operated an interior
                                      design business for more than the past five years. Mrs.
                                      Robins is the sister of Melvin and Armond Waxman. Mrs.
                                      Robins' husband is the Secretary of the Company.

                       INFORMATION RELATING TO THE BOARD
                OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

     The Board of Directors held five meetings during the fiscal year ended June 30, 1995 and on numerous occasions took action by unanimous written consent. The Company has an Executive Committee, Audit Committee, Compensation Committee and Stock Option Committee. Messrs. Melvin and Armond Waxman and Krasney serve on the Executive Committee, Messrs. Friedman and Krasney serve on the Audit Committee and the Stock Option Committee and Mrs. Robins and Messrs. Krasney and Friedman serve on the Compensation Committee. The Company does not have a nominating committee.

AUDIT COMMITTEE

     The Audit Committee acts as a liaison between the Company's independent auditors and the Board of Directors, reviews the scope of the annual audit and the management letter associated therewith, reviews the Company's annual and quarterly financial statements and reviews the sufficiency of the Company's internal accounting controls. The Audit Committee held two meetings during fiscal 1995.

COMPENSATION COMMITTEE

     The Compensation Committee determines the salaries and bonuses of Messrs. Melvin and Armond Waxman (members of the Board of Directors who are also officers of the Company). The Compensation Committee held one meeting during fiscal 1995.

STOCK OPTION COMMITTEE

     The Stock Option Committee administers both the 1992 Non-Qualified and Incentive Stock Option Plan of the Company and the Employee Stock Purchase Plan of the Company. Although the Stock Option Committee held no meetings during fiscal 1995, on several occasions it took action by unanimous written consent.

DIRECTOR REMUNERATION

     Each director who is not an employee of the Company received a fee of $3,000 per fiscal quarter for services as a director during fiscal 1995 plus a fee of $1,000 plus traveling expenses for each board meeting he or she attended.

EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid for services rendered during fiscal 1995 to the Co-Chief Executive Officers and the four other most highly compensated executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION
                                                                  ---------------------------------------
                                               ANNUAL                                            PAYOUTS
                                          COMPENSATION(1)                  AWARDS               ---------
                                       ----------------------     -------------------------       LTIP        ALL OTHER
        NAME AND                                     BONUS($)     RESTRICTED                     PAYOUTS     COMPENSATION
   PRINCIPAL POSITION        YEAR      SALARY($)       (2)         STOCK($)      OPTIONS(#)        ($)        ($)(3)(4)
-------------------------    -----     ---------     --------     -----------    ----------     ---------    ------------
Melvin Waxman                 1995      353,277           --          --                --         --           111,397
Co-Chairman of the            1994      325,000      100,000          --           300,000(5)      --            45,604
Board and Co-Chief            1993      365,000      100,000          --           250,000(5)      --            65,293
Executive Officer
Armond Waxman                 1995      311,065      100,000          --                --         --            97,080
Co-Chairman of the            1994      366,923      200,000          --           300,000(5)      --            86,776
Board and Co-Chief            1993      378,942      100,000          --           250,000(5)      --            50,464
Executive Officer
William R. Pray               1995      228,200       57,607          --            32,500         --                --
President and Chief           1994      206,000       75,000          --            92,500(6)      --                --
Operating Officer             1993      200,000       45,000          --            25,000(6)      --            14,789
John S. Peters                1995      136,119       22,500          --                --         --            12,500
Senior Vice                   1994      130,018       42,500          --            52,500(6)      --            12,500
President - Operations        1993      132,644       25,000          --            45,000(6)      --            14,137
Laurence S. Waxman            1995      190,480       50,000          --                --         --            12,544
Senior Vice                   1994      151,826       65,000          --            57,500(6)      --            11,589
President                     1993      135,000       40,000          --            50,000(6)      --            14,058
Neal R. Restivo(7)            1995      133,769       22,500          --                --         --                --
Former Vice President -       1994      111,346       55,000          --            32,500(6)      --                --
Finance and Chief             1993       93,300       17,500          --            25,000(6)      --             1,100
Financial Officer

---------------

(1) Certain executive officers received compensation in fiscal 1993, 1994 and 1995 in the form of perquisites, the amount of which does not exceed reporting thresholds.

(2) Messrs. Pray, Peters and Restivo received their bonuses under the Company's Profit Incentive Plan. Mr. Laurence Waxman received his bonus pursuant to his employment agreement.

(3) For fiscal 1993, includes Company contributions to the Company's Profit-Sharing Retirement Plan and premiums on split-dollar life insurance policies. Profit Sharing Plan contributions were as follows: $2,289 each for Messrs. Melvin and Armond Waxman and Mr. Pray, $1,637 for Mr. Peters, $1,558 for Laurence Waxman and $1,100 for Mr. Restivo. Premiums on split-dollar life insurance policies were as follows: $63,004 for Melvin Waxman, $48,175 for Armond Waxman, $12,500 each for Messrs. Pray, Peters and Laurence Waxman.

(4) For fiscal 1995 and 1994, amounts represent premiums on split-dollar life insurance policies.

(5) During May 1994, Messrs. Melvin and Armond Waxman agreed to relinquish all of their existing stock options in exchange for the grant of a like number of new options.

(6) During May 1994, Messrs. Pray, Peters, Laurence Waxman and Restivo relinquished all of their existing stock options in exchange for the grant of a like number of new options. Mr. Pray's total number of options for fiscal 1994 includes options to acquire 25,000 shares which were granted and subsequently relinquished during fiscal 1994.

(7) Mr. Restivo terminated his employment with the Company effective September 29, 1995.

EMPLOYMENT AGREEMENTS

     Mr. Peters entered into an employment agreement with the Company which became effective as of January 1, 1992, was amended as of October 23, 1995, and terminates on June 30, 1997. Pursuant to such employment agreement, Mr. Peters is to serve as Senior Vice President, Operations of the Company, and is also to serve in such substitute or further offices or positions with the Company or any subsidiary or affiliate of the Company as shall, from time to time, be assigned by the Board of Directors of the Company. Mr. Peters' employment agreement provides for a minimum annual salary of $125,000, which salary will be reviewed annually by the Company (and shall be reduced by a corresponding percentage reduction in hours worked in the sole discretion of the Company to an annual amount not to be less than $75,000). Increases in salary and the granting of bonuses to Mr. Peters will be determined by the Company, in its sole discretion, based on such individual's performance and contributions to the success of the Company, his responsibilities and duties and the salaries of other senior executives of the Company. The employment agreement provides that upon termination of employment for any reason other than death, disability (as defined therein) or cause (as defined therein), Mr. Peters will be entitled to receive all of the compensation he would otherwise be entitled to through the end of the term of the agreement. The employment agreement also contains provisions which restrict Mr. Peters from competing with the Company during the term of the agreement and for two years following the termination thereof.

     Mr. Pray has an employment agreement with Barnett and the Company which became effective as of July 1, 1990 and which terminates on June 30, 2000. Pursuant to this employment agreement, Mr. Pray is to serve as President of Barnett and provide services to Barnett in such managerial areas as Mr. Pray served in the past and such additional duties as shall be assigned to Mr. Pray by the Co-Chief Executive Officers of the Company. Mr. Pray's employment agreement provides for a minimum annual salary of $165,000 for the first year of the employment agreement and provides that for each year thereafter the minimum annual salary will be increased by eight percent of the prior year's salary or any salary amount separately agreed to in writing by Mr. Pray, Barnett and the Company. Mr. Pray is also eligible to receive additional discretionary bonuses as may from time to time be determined in the sole discretion of the Board of Directors of the Company. The employment agreement provides that upon termination of employment for any reason other than death, disability (as defined therein) or cause (as defined therein), Mr. Pray will be entitled to receive all of the compensation he would otherwise be entitled to through the end of the term of the agreement. The employment agreement also contains provisions which restrict Mr. Pray from competing with the Company during the term of the agreement and for two years following the termination thereof.

     Mr. Laurence Waxman entered into an employment agreement with Waxman Consumer Products Group Inc., a wholly owned subsidiary of the Company ("Consumer Products"), which became effective as of November 1, 1994 and terminates on October 31, 1999. Pursuant to such employment agreement, Mr. Laurence Waxman is to serve as President of Consumer Products, and is also to serve in such further offices or positions with Consumer Products or any subsidiary or affiliate of Consumer Products as shall, from time to time, be assigned by the Board of Directors of Consumer Products. Mr. Laurence Waxman's employment agreement provides for an annual salary of $200,000 for the first year of the employment agreement and provides that for each year thereafter the annual salary will be increased by six percent of the prior year's salary. Additional increases in salary and the granting of bonuses to Mr. Laurence Waxman will be determined by Consumer Products, in its sole discretion, based on such individual's performance and contributions to the success of Consumer Products, his responsibilities and duties and the salaries of other senior executives of Consumer Products. A bonus in the amount of $50,000 was granted to Mr. Lawrence Waxman in fiscal 1995. The employment agreement provides that upon termination of employment by Mr. Laurence Waxman for good reason (as defined therein) or by the Company for any reason other than death, disability (as defined therein) or cause (as defined therein), Mr. Laurence Waxman will be entitled to receive all of the compensation he would otherwise be entitled to through the end of the term of the agreement. The employment agreement also contains provisions which restrict Mr. Laurence Waxman from competing with the Company or Consumer Products during the term of the agreement and for two years following the termination thereof.

STOCK OPTION AND SAR GRANTS

     The following table sets forth the information noted for all grants of stock options made by the Company during fiscal 1995 to each of the executive officers named in the Summary Compensation Table:

                    OPTION/SAR(1) GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS


                                                                              POTENTIAL REALIZABLE VALUE AT
                                % OF TOTAL                                    ASSUMED ANNUAL RATES OF STOCK
                                 OPTIONS                                      PRICE APPRECIATION FOR OPTION
                    OPTIONS     GRANTED TO     EXERCISE                                  TERM(2)
                    GRANTED    EMPLOYEES IN     PRICE       EXPIRATION        ------------------------------
        NAME          (#)      FISCAL YEAR      ($/SH)         DATE              5% ($)           10% ($)
----------------   --------    ------------    --------    -------------      -------------    -------------
William R. Pray     32,500         100%         $1.375     June 16, 2005             28,104           71,220

---------------

(1) There were no SARs granted to any of the executive officers named in this table in fiscal 1995.

(2) The potential realizable values represent future opportunity and have not been reduced to present value in 1995 dollars. The dollar amounts included in these columns are the result of calculations at assumed rates set by the Securities and Exchange Commission for illustration purposes, and these rates are not intended to be a forecast of the Common Stock price and are not necessarily indicative of the values that may be realized by the named executive officer.

STOCK OPTION AND SAR EXERCISES

     The following table sets forth the information noted for all exercises of stock options and SARs during fiscal 1995 by each of the executive officers named in the Summary Compensation Table:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF UNEXERCISED
                               SHARES                                  OPTIONS              VALUE OF UNEXERCISED
                             ACQUIRED ON         VALUE          AT FISCAL YEAR-END(#)       IN-THE-MONEY OPTIONS
          NAME               EXERCISE(#)      REALIZED($)     EXERCISABLE/UNEXERCISABLE     AT FISCAL YEAR-END($)
------------------------    -------------    -------------    --------------------------    ---------------------
Melvin Waxman                    --               --                75,000/225,000                   --
Armond Waxman                    --               --                75,000/225,000                   --
William R. Pray                  --               --                16,875/83,125                    --
John S. Peters                   --               --                13,125/39,375                    --
Laurence S. Waxman               --               --                14,375/43,125                    --
Neal R. Restivo (1)              --               --                 8,125/24,375                    --

---------------

(1) Mr. Restivo terminated his employment with the Company effective September 29, 1995.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") determines the compensation of the Company's Co-Chief Executive Officers. The Committee is composed solely of non-employee directors who are not eligible to participate in any of the executive compensation programs of the Company. The proxy rules require the Committee to disclose the Committee's bases for compensation of executive officers and for compensation reported for Melvin and Armond Waxman, the Co-Chief Executive Officers of the Company, and to discuss the relationship between the Company's performance during fiscal 1995 and compensation.

     The Company's compensation policy reflects its belief that the compensation of its senior executive officers should provide total compensation reasonably comparable and competitive to that offered by similarly situated companies and to align the interests of its executive officers with the long term interests of the Company's stockholders with the award of stock options. The object of these awards is to reinforce and advance the long-term interest of the Company and its stockholders. These awards provide rewards to executives upon the creation of incremental stockholder value and have the potential of providing significant benefit to the executives without burdening the Company's cash resources. Stock options only produce value to executives as the price of the Company's stock appreciates, thereby directly linking the interests of executives with those of stockholders.

     Cash compensation of the Co-Chief Executive Officers is established by the Committee. Grants of stock options for all executive officers and employees, including the Co-Chief Executive Officers, are awarded by the Company's Stock Option Committee. Both members of the Stock Option Committee are also members of the Compensation Committee.

     While competitive practices are taken into account in determining cash compensation, the Committee believes that the most important considerations in setting annual compensation are individual merit, the Company's financial performance and achievement of strategic objectives approved by the Board of Directors. The Committee does not apply any specific quantitative formula in making compensation decisions. The Committee appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors such as contributions of executive officers to the achievement of the Company's strategic goals in a volatile business environment, the managerial effectiveness and teamwork of individual executive officers and the implementation of policies and measures that will benefit the Company's long-term performance.

     The compensation of the Company's Co-Chief Executive Officers has been designed to provide them with a fair salary and to reward them for their efforts towards enhancing the long-term performance of the Company and ultimately increasing stockholder value. The Committee approved the base salary and cash bonuses that were paid to each of them. The salary and bonuses were approved by the Committees in order to compensate Messrs. Waxman for their continuing efforts to reduce the Company's high degree of leverage and position the Company for a return to profitability.

     In setting each of Messrs. Waxmans' compensation for fiscal 1995, the Committee considered Messrs. Waxmans' efforts during fiscal 1995 in the continuous evaluation of various means to deleverage the Company's capital structure. As a result of these efforts, the Company decided to sell its Waxman Consumer Products Group Inc. business in order to stabilize the Company's capital structure and further the Company's strategy of capitalizing on the growth prospects of Barnett. In furtherance of its decision to sell Consumer Products, the Company entered into a letter of intent which contemplates the sale of the Consumer Products business, together with certain supporting operations, to a group consisting of HIG Capital Management of Miami, Florida, along with certain members of Consumer Products' existing management team, for an aggregate cash purchase price of $50 million and the retention by the Company of a 25% economic interest in the Consumer Products business on a going forward basis. Such letter of intent contains certain contingencies, including a financing contingency and is also subject to certain customary conditions. In connection with such sale, the Company intends to obtain a new secured revolving credit facility and term loan, the terms of which are currently being negotiated. The proceeds of such sale and the related refinancing will be used to retire the Company's Senior Secured Fixed Rate and Floating Rate Notes due 1998 and repay the Company's existing credit facility and term loan. In addition, the Company currently intends to effect an exchange offer pursuant to which Waxman USA Inc. would offer to exchange $48.75 million aggregate principal amount of its Senior Subordinated Notes due 2001 for $48.75 million outstanding principal amount of the Company's 13 3/4% Senior Subordinated Notes due 1998. It is currently contemplated that the Senior Subordinated Notes due 2001 of Waxman USA Inc. will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from such registration requirements. Although the Company's capital structure would remain highly leveraged subsequent to these transactions, all near term debt maturities would be eliminated, allowing the Company to focus on growing the Barnett business. Although neither of these transactions has been consummated, the Committee believes that each of Messrs. Armond and Melvin Waxman demonstrated a high level of leadership and responsibility for planning and pursuing these deleveraging transactions, which are a necessary step toward creating long term value for the Company's stockholders.

     The Committee does not establish the cash compensation levels for the Company's other executive officers. The Board has delegated to the Co-Chief Executive Officers the responsibility for establishing the salaries and bonuses payable to those individuals. However, the grants of stock options and other equity-based compensation are the responsibility of the Stock Option Committee. As a result, the members of the Committee are able to review and have input into the overall levels of compensation provided to executive officers and, in their role as Board members, are in a position to review the performances of those individuals with the Co-Chief Executive Officers.

     As it does with respect to the Co-Chief Executive Officers, the Committee supports the principle that stock ownership by the Company's executive officers, encouraged by equity based compensation plans, aligns the interests of the senior executive officers with the stockholders of the Company. By using equity-based compensation over a period of time, the executive officers of the Company will strengthen their identification with the stockholders of the Company and make increasing stockholder value an important focus for the Company's management group.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted in 1993, generally disallows a tax deduction for compensation paid or accrued in excess of $1 million with respect to the chief executive officer and each of the four most highly compensated employees of a publicly held corporation. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The 1992 Plan and the Non-Employee Directors Plan, complies with these requirements. The Compensation Committee does not believe that the cash compensation to be paid to the Co-Chief Executive Officers or such other highly paid executive officers will exceed the deduction limit of Section 162(m).

                                          MEMBERS OF THE COMMITTEE:

                                          Samuel J. Krasney
                                          Irving Z. Friedman
                                          Judy Robins

     The forgoing report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporated this information by reference, and shall not otherwise be deemed filed under such Acts.

PERFORMANCE GRAPH

     Set forth below is a graph comparing the yearly percentage change in the cumulative total stockholder return of the Company's Common Stock, the Standard & Poor's 500 Composite Stock Index and the Standard & Poor's Building Materials Index for the period of five fiscal years commencing with fiscal 1991. The graph assumes $100 invested on July 1, 1990 in the Company and each of the other indices.

                               PERFORMANCE GRAPH

                     COMPARISON OF CUMULATIVE TOTAL RETURN*

  MEASUREMENT PERIOD               WAXMAN INDUS-                     S&P BUILDING
 (FISCAL YEAR COVERED)                 TRIES           S & P 500       MATERIALS
1990                                    100.00          100.00          100.00
1991                                     61.35          107.40          105.41
1992                                     72.89          121.80          120.47
1993                                     55.76          138.40          146.75
1994                                     35.11          140.35          134.21
1995                                     20.65          176.94          145.54

        * Total Return Assumes Reinvestment of Dividends

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mrs. Judy Robins, a member of the Compensation Committee, owns a 13% equity interest in Aurora Investment Company ("Aurora"). All of the other equity interests in Aurora are owned by Melvin Waxman (34%), Armond Waxman (34%) and members of their and Mrs. Robins' families (19%). Armond and Melvin Waxman are brothers and Judy Robins is their sister. The Company, pursuant to a lease dated June 30, 1992, which expires on June 30, 2002 (with an option to renew for one additional term of five years), leases its office and warehouse facility located at 24455 Aurora Road, Bedford Heights, Ohio, from Aurora. The annual rent on the facility, consisting of approximately 125,000 square feet of space, is $314,150, which management believes is competitive with other rates in the area.

                                      II.

                              STOCKHOLDER PROPOSAL

     The following stockholder proposal was submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934. The Company will furnish the name and address of the proponent of the statement, and information concerning the number of shares of Common Stock that the proponent beneficially owns, to any person, orally or in writing, promptly upon receipt of any oral or written request thereof.

THE PROPOSAL

     "[M]y proposal is to recommend that the Board of Directors come up with a simple and reasonable OBJECTIVE formula for granting bonuses and stock options and any other perks to directors and executives that can be easily understood and calculated by the average shareholder, and during this time and until the company is really profitable and reasonable dividends restored not grant any pay increases, bonuses or any other additional compensation, in any form, to the executives and members of the Board of Directors."

     Set forth below is the proponent's supporting statement reproduced in a form identical to which it was received by the Company:

     "In my opinion, there are three ways to measure financial success:

          1. By the net NET after all expenses and writeoffs including EXTRAORDINARY LOSSES are calculated.

          2. By the dividend paid out to the stockholders AND

          3. By the perception of investors as reflected by the price they are willing to pay for a share of stock.

BY EVERY PARAMETER, WAXMAN IS FAILING.

     There are a number of things being done in various corporations that need to be changed. Among them are:

     Term restrictions and elimination of stock options and retirement benefits for outside directors (and relatives), paying of bonuses based on objective rather than subjective parameters, elimination of golden parachutes and payments of cash in lieu of income tax (on excessive bonuses), listing names and addresses (in the proxy statement) of those making stockholder proposals (so others may communicate), elimination of self-serving proposals and then using S.E.C. "rules" to frustrate and keep certain information from shareholders. Not all corporations engage in all of these practices.

     Many shareholder proposals have been introduced to try to control compensation to directors and top management and to try to tie them in with profits and dividends, but managements oppose this. Last year, Waxman management blamed a poor Canadian economy for their lack of success, but shouldn't more DO-IT YOURSELF products sell in a poor economy? "When things go bad, cut pay at the top; when things go well, reward at the bottom first" (John Ashton -- CEO of Ashton Photo) -------------- BUT NOT AT WAXMAN. Dana Mead, CEO of the Tenneco Company (in talking of his success) says that "a world class company will continue to grow earnings at any point in the business cycle." And Tom Sullivan, CEO of the very successful RPM Company says: There are three types of people needed on Boards of Directors:

          1. People with expertise in OUR business

          2. People with expertise in other areas of business

          3. AND people to look out for the shareholder

WHO ON WAXMAN'S BOARD IS LOOKING OUT FOR THE SHAREHOLDER?

     Executives at Waxman say that they are also shareholders and are not satisfied with the fiscal reports, but they conveniently changed the rules to suit themselves; e.g. they have provided profit-incentive bonuses (to themselves) when there were no profits (with the excuse that they had so many problems, they put in extra hours in pursuit of solutions). Hourly workers get paid extra for overtime -- not executives. In addition, seeing that the previously awarded stock options might NEVER be practicably exercisable, they reduced the exercise price. During this period, there were no dividends and it seemed that they completely ignored the plight of the non-employee shareholder.

     Since top management owns a significant number of shares, they could easily work without pay if they could make the company successful and share in dividends payable to ALL shareholders. Therefore, my proposal is to recommend that the Board of Directors come up with a simple and reasonable OBJECTIVE formula for granting bonuses and stock options and any other perks to directors and executives that can be easily understood and calculated by the average shareholder, and during this time and until the company is really profitable and reasonable dividends restored not grant any pay increases, bonuses or any other additional compensation, in any form, to the executives and members of the Board of Directors."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE PROPOSAL

     The Board of Directors recommends a vote AGAINST the foregoing stockholder proposal.

     The Compensation Committee and the Co-Chief Executive Officers believe that the most important considerations in setting bonus awards are individual merit, the Company's financial performance and achievement of strategic objectives approved by the Board of Directors. The Compensation Committee and the Co-Chief Executive Officers believe that specific quantitative formulas should not be the sole factor in making bonus award decisions because of the importance of achievements that may be difficult to quantify, and accordingly recognize qualitative factors such as contributions of executive officers to the achievement of the Company's strategic goals in a volatile business environment, the managerial effectiveness and teamwork of individual executive officers and the implementation of policies and measures that will benefit the Company's long-term performance.

     The Board of Directors believes that it would not be in the Company's best interests to adopt a simplistic "objective" formula for granting bonus awards to executive officers when many subjective factors are involved in all calculations of bonus awards. The Board of Directors believes that the Compensation Committee and the Co-Chief Executive Officers must be accorded the flexibility to develop a methodology to determine bonus awards that balances the financial condition of the Company with individual merit in a competitive economic atmosphere.

     It appears that the proponent's proposal as it relates to director compensation is inapplicable to the Company. As noted in this Proxy Statement, non-employee directors are paid a flat fee for serving as such and have not been and are not awarded discretionary bonuses or discretionary stock options.

     It should be noted that the supporting statement to the proponent's proposal contains several statements which relate to certain broad issues of corporate governance but which do not apply to the Company or the proposal. The proponent's supporting statement refers to the provision of retirement benefits for outside directors (and relatives), golden parachutes and "payment in lieu of income tax (on excessive bonuses)" in the laundry list of corporate woes that need to be corrected. However, it should be noted that the Company is not currently a party to any agreement or plan which provides any of the foregoing benefits. In addition, the proponent's supporting statement contains certain statements which are either incorrect and/or misleading. Among those statements are the following:

     - "Management blames a poor economy for their lack of success, but shouldn't more DO-IT-YOURSELF products sell in a poor economy?" As a review of the Company's periodic reports indicates, the Company has not blamed "a poor economy for their lack of success." In fact, the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 indicates that the Company's fiscal 1994 losses were caused by, among other things, the discontinuation of a failing foreign subsidiary (the failure of which was caused, in part, by the poor Canadian economy), the Company's excessive interest burden, and the costs associated with a much needed financial restructuring intended to cure existing defaults under the Company's public debt and to stabilize the Company's capital structure.

     - The proponent attributes to the management of the Company "the excuse that they worked lots of extra hours in pursuit of solutions" as the basis for compensation decisions. This assertion contradicts the 1994 Proxy Statement which discloses the factors for the level of compensation which was granted to Messrs. Armond and Melvin Waxman (the Co-Chief Executive Officers of the Company) with respect to fiscal 1994. The factors considered by the Compensation Committee included the successful efforts in the Fall of 1993 in navigating the Company through negotiations with its public debt holders to eliminate the defaults under, and modify the provisions of, the indentures governing the Company's public debt and in completing in the Spring of 1994 a complex financial restructuring. It should also be noted that the bonuses paid to the Co-Chief Executives Officers in fiscal 1994 were discretionary, and, contrary to the assertions made in the proponent's supporting statement, were not based on the profitability of the Company.

     - "Since top management owns a significant number of shares, they could easily work without pay if they could make the company successful and share in dividends payable to ALL shareholders." The proponent's assertion that top management "could easily work without pay..." assumes that "top management" has no need for, nor deserves, any current income. It also assumes, incorrectly, that the negative covenants in the Company's debt instruments would allow the payment of dividends in an amount sufficient to support the income requirements of top management if the Company were to become profitable. While it may be beneficial to align executive interests with those of stockholders through stock-based incentive compensation, this is not a substitute for salary. The proponent's view is not related to the stockholder proposal, which relates to the ability of the Board and management of the Company to grant bonus compensation.

     For the reasons set forth above, the Board recommends a vote AGAINST the stockholder proposal.

                                      III.

            APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     At the Annual Meeting, the stockholders of the Company will be called upon to ratify the appointment of the independent public accountants of the Company.

     The Company's financial statements for the fiscal year ended June 30, 1995 have been examined by the firm of Arthur Andersen LLP, independent certified public accountants. Arthur Andersen LLP have been the independent certified public accountants of the Company since 1982. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the ratification of the appointment of Arthur Andersen LLP, Cleveland, Ohio, as independent public accountants of the Company.

                                 ANNUAL REPORT

     The Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 1995 (without exhibits), as amended by an amendment on Form 10-K/A (the "Annual Report") is being furnished simultaneously herewith. The Annual Report is not to be considered a part of this Proxy Statement. The Company will furnish a copy of any exhibit to the Annual Report, as listed thereon, upon request and upon payment of the Company's reasonable expenses of furnishing such exhibit. Requests should be directed to the Chief Financial Officer, Waxman Industries, Inc., 24460 Aurora Road, Bedford Heights, Ohio 44146.

               STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

     The Company intends to hold its 1996 annual meeting of stockholders in November or December 1996. In order for a stockholder proposal to be included in next year's proxy statement, it must be received by the Secretary of the Company at its offices, 24460 Aurora Road, Bedford Heights, Ohio 44146, by July 5, 1996.

                            EXPENSES OF SOLICITATION

     All expenses relating to the solicitation of proxies will be paid by the Company. Solicitation will be made principally by mail, but officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to the Company. The Company will request brokers and other nominees who hold Common Stock or Class B Common Stock in their names to solicit proxies from the beneficial owners thereof and will pay the standard charges and expenses associated therewith.

                                 OTHER MATTERS

     The Board of Directors and management know of no other matters to be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the best judgment of the person or persons voting the proxies.

     MANAGEMENT RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES TO THE BOARD OF DIRECTORS NAMED HEREIN, AGAINST PROPOSAL II (THE STOCKHOLDER PROPOSAL) AND FOR PROPOSAL III (THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN
LLP).

     ALL STOCKHOLDERS ARE URGED TO MARK, SIGN AND SEND IN THEIR PROXIES WITHOUT DELAY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                          By Order of the Board of Directors

                                          /s/ Kenneth Robins
                                          KENNETH ROBINS, Secretary

October 30, 1995

                              WAXMAN INDUSTRIES, INC.

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                ANNUAL MEETING OF STOCKHOLDERS -- NOVEMBER 27, 1995

            The undersigned appoints each of Melvin Waxman, Armond Waxman
P        and William Pray, each with the power to appoint his substitute, as
R        proxies of the undersigned, and hereby authorizes them to represent
O        and to vote, as designated below, all the shares of Common Stock and
X        Class B Common Stock of Waxman Industries, Inc. held of record by
Y the undersigned on October 23, 1995, at the Annual Meeting of Stockholders of Waxman Industries, Inc. to be held on November 27, 1995.


            1. Election of Directors

                        FOR all nominees listed below (except                  WITHHOLD AUTHORITY
                        as marked to the contrary below)      / /              to vote for all nominees      / /

                Melvin Waxman, Armond Waxman, Irving Z. Friedman, Samuel J. Krasney, Judy Robins, William Pray

               (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

            --------------------------------------------------------------------

            2. Approval of the stockholder proposal.
              / / FOR APPROVAL        / / AGAINST APPROVAL        / / ABSTAIN

            3. Ratification of the appointment of Arthur Andersen LLP as independent public accountants.

              / / FOR APPROVAL        / / AGAINST APPROVAL        / / ABSTAIN

                                    (Continued and to be signed on reverse side)

            (Continued from other side)

            4. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting and any adjournment thereof.

            THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, AGAINST PROPOSAL II AND IN FAVOR OF PROPOSAL III.

            Please sign exactly as name appears below. When shares are held by joint tenants, both must sign. When signing as attorney, executor,
                                                     administrator, trustee or
                                                     guardian, please give full
                                                     title as such. If a
                                                     corporation, please sign in
                                                     full corporate name by the
                                                     president or other
                                                     authorized officer. If a
                                                     partnership, please sign in
                                                     partnership name by any
                                                     authorized person.

                                                     DATED: _____________ , 1995

                                                     ---------------------------
                                                              Signature

                                                     ---------------------------
                                                     Signature, if held jointly
              PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE
                                     ENCLOSED ENVELOPE.